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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): December 19, 2002


                            CRESCENT OPERATING, INC.
               (Exact name of registrant as specified in charter)


                Delaware                               000-22725                            75-2701931
      (State or other jurisdiction                    (Commission                         (IRS Employer
           of incorporation)                         file number)                      Identification No.)

                777 Main Street
                  Suite 1240
               Fort Worth, Texas                                                              76102
   (Address of principal executive offices)                                                 (Zip code)

       Registrant's telephone number, including area code: (817) 321-1602

                                777 Taylor Street
                                   Suite 1050
                         Fort Worth, Texas 76102 (Former
              name or former address, if changed since last report)





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ITEM 5. OTHER EVENTS.

     On December 19, 2002, the Official Unsecured Creditors Committee of Crescent Machinery Company (the "Crescent Machinery Committee"), commenced a lawsuit in the District Court of Tarrant County, Texas, styled "The Estates of Crescent Machinery and E.L. Lester, Inc. v. Mark Roberson, Jeffrey Stevens, Gerald Haddock, Rick Knight and Crescent Operating, Inc." The lawsuit seeks an unspecified amount of direct, consequential and punitive damages, as well as related attorneys' fees, for alleged breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty, negligent misrepresentation, and gross negligence. The Crescent Machinery Committee has alleged that the creditors of Crescent Machinery Company ("Crescent Machinery") have been damaged as a result of the following:

         o        lack of experienced management;

         o        failure to have a written acquisition plan;

         o        withdrawal of acquisition funding by Crescent Operating, Inc.
                  ("Crescent Operating");

         o        accounting misstatements; and

         o        failure to restructure Crescent Machinery.

     Each of the named individual defendants was either an officer or director of Crescent Machinery at the time the alleged breaches occurred. Pursuant to the certificate of incorporation and bylaws of Crescent Operating, each of the individual defendants may be entitled to indemnification by Crescent Operating against some or all of the claims alleged in the lawsuit, including reimbursement of reasonable attorney's fees incurred in defending the lawsuit. Crescent Operating has directors and officers liability insurance in the face amount of $3.0 million that may afford coverage for these indemnity claims. Crescent Operating intends to vigorously defend against the allegations and claims in the lawsuit.

                                    * * * * *

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Crescent Operating has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   CRESCENT OPERATING, INC.

Date: January 3, 2003

                                   By:  /s/ JEFFREY L. STEVENS
                                        ---------------------------------------
                                         Jeffrey L. Stevens
                                         President and Chief Executive Officer